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Exhibit 3.5

NEW PLAN EXCEL REALTY TRUST, INC.

AMENDMENT TO THE RESTATED BYLAWS

        Article II, Section 11(a)(2) of the Restated Bylaws of the Corporation shall be amended by deleting such section in its entirety and inserting in lieu thereof, the following:

          "(2) For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (iii) of paragraph (a)(1) of this Section 11, the stockholder must have given timely notice thereof in writing to the secretary of the Corporation. For a stockholder's notice to nominate persons for election to the Board of Directors to be timely, it shall be delivered to the secretary at the principal executive offices of the Corporation not less than 120 days nor more than 150 days prior to the first anniversary of the date of the proxy statement for the preceding year's annual meeting. For a stockholder's notice of other business to be brought before an annual meeting of stockholders to be timely, it shall be delivered to the secretary at the principal executive offices of the Corporation not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year's annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. Such stockholder's notice shall set forth (i) if the stockholder is proposing to nominate a person for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act") (including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (ii) if the stockholder is proposing to bring before the meeting other business, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and of the beneficial owner, if any, on whose behalf the proposal is made; and (iii) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made, (x) the name and address of such stockholder, as they appear on the Corporation's books, and of such beneficial owner and (y) the class and number of shares of stock of the Corporation which are owned beneficially and of record by such stockholder and such beneficial owner."

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NEW PLAN EXCEL REALTY TRUST, INC. AMENDMENT TO THE RESTATED BYLAWS